Exhibit 11


                       HECHINGER COMPANY AND SUBSIDIARIES
          STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (unaudited)





                                                             13 Weeks Ended
                                                --------------------------------------
                                                 Apr. 30, 1994             May 1, 1993
                                                --------------           -------------

Net earnings                                        $4,645,000              $3,228,000

Interest on 5-1/2% convertible
  debentures, net of tax benefit (1)                        -                        -
                                                 -------------           -------------

Net earnings for primary and
  fully diluted earnings per share                  $4,645,000              $3,228,000
                                                 =============           =============




Weighted average shares outstanding                 41,865,193              41,724,600

Dilutive effect of stock options and
  restricted stock and performance
  share awards after application
  of the treasury stock method (1)                     378,092                 133,527

Additional shares issuable assuming
  full conversion of the 5-1/2%
  debentures into Class A common
  stock (1)                                                  -                       -
                                                 -------------           -------------
Common and common equivalent
  shares outstanding for primary
  earnings per share                                42,243,285              41,858,127

Additional dilution from stock
  options and restricted stock
  and performance share awards
  after application of the
  treasury stock method (1)                            185,916                  14,224
                                                 -------------           -------------
Common and common equivalent
  shares outstanding for fully
  diluted earnings per share                        42,429,201              41,872,351
                                                 =============           =============




Primary earnings per common share                        $0.11                   $0.08
                                                         =====                   =====

Fully diluted earnings per common share                  $0.11                   $0.08
                                                         =====                   =====



(1) The 5-1/2% Convertible Subordinated Debentures were antidilutive for the 13 weeks ended April 30, 1994 and May 1, 1993.





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